Exhibit 10.35

Summary of 2004 Compensation

Director Compensation

          In 2004, Gold Banc Corporation, Inc. (the "Company") paid non-employee directors (a) annual retainers of $18,000, (b) $1,500 per board meeting attended and $750 per telephonic board meeting, and (c) $1,250 per committee meeting attended and $500 per telephonic committee meeting. In addition, each committee chairman also received an annual retainer of $5,000. Each member of the Company's Audit Committee received an annual retainer of $6,000, and the designated financial expert of the Audit Committee received an additional annual retainer of $12,500. The non-executive chairman of the board also received an annual retainer of $25,000.

          In 2004, the Company granted non-employee directors options to purchase 5,000 shares of the Company's common stock at an exercise price of $14.40 per share (market price at the time of grant). Options granted to non-employee directors vest and become fully exercisable on the first anniversary of the grant date. In addition, the Company reimburses directors for expenses incurred in connection with attendance at meetings of the Board of Directors and committees thereof. Employees of the Company that serve as directors receive no additional compensation.

Named Executive Officers

          The Compensation Committee of the Company's Board of Directors meets periodically during the course of the year to consider compensation programs for executive officers and senior managers of the Company.

          The Company's compensation programs are designed to provide fair and reasonable compensation to all employees, including its executive officers and senior managers. The Committee's specific objectives are to: (i) provide annual compensation that takes into account the Company's performance relative to its financial goals and objectives; (ii) align the financial interests of the executive officers with those of stockholders by providing significant equity-based long-term incentives; and (iii) offer a total compensation program for executive officers based on the level of responsibility of the executive's position and necessary skills and experience relative to other senior management positions and comparative compensation of similarly positioned executives and senior managers of peer financial institutions.

Base Compensation

The following are base salaries for the Company's Chief Executive Officer and its other four most highly compensated officers (the "Named Executive Officers") identified in the Company's Proxy Statement for the 2005 Annual Stockholders Meeting.

Exhibit 10.35

Executive Officer	Position	2004 Base Salary
Malcolm M. Aslin	Director and Chief Executive Officer	$475,000(1)

Rick Tremblay	Executive Vice President, Chief
	Financial Officer and Corporate	$250,000
	Secretary

Jerry Neff	Chief Personal Banking and Wealth	$199,167
	Management Officer

Ted Lister	Senior Vice President – Human	$140,000
	Resources

Phil Zemel	Senior Vice President and Director of	$155,000
	Credit Policy and Administration

(1) Pursuant to his employment agreement with the Company, Mr. Aslin is entitled to receive $425,000 as base compensation. His base compensation may be modified from time to time by the Board of Directors of Company, but will not be less than $425,000. Mr. Aslin is also entitled to participate in the Company's executive performance incentive program. A copy of Mr. Aslin's employment agreement was filed as Exhibit 10.1 to the Company's Annual Report on Form 10-K filed with the SEC on March 31, 2003.

Annual Bonus

Each of the Named Executive Officers are eligible to receive an annual cash bonus as determined by the Company's Board of Directors. The following are the annual bonuses awarded to such officers for 2004.

Executive Officer	Position	2004 Bonus
Malcolm M. Aslin	Director and Chief Executive Officer	$ 25,000

Rick Tremblay	Executive Vice President, Chief
	Financial Officer and Corporate	$ 25,000
Secretary

Jerry Neff	Chief Personal Banking and Wealth	$ 50,000
Management Officer

Ted Lister	Senior Vice President – Human	$ 20,000
Resources

Phil Zemel	Senior Vice President and Director of	$ 20,000
Credit Policy and Administration

          Each of the Named Executive Officers are also eligible to receive certain long-term incentive awards under the Company's 1996 Equity Compensation Plan. The stock-based awards (historically, grants of stock options) are generally granted to executive officers on an annual basis by the Committee as a means of providing long-term incentives to employees. In consultation with its compensation consultant, the Compensation Committee in 2003 began

Exhibit 10.35

granting awards of restricted stock and restricted stock units in lieu of stock options. These grants benefit the recipients by enabling the recipients to receive the appreciation in the value of the Company's common stock, thus providing additional long-term incentives. In addition, the vesting of awards made to the Company's Chief Executive Officer and Chief Financial Officer are tied to the price of the Company's common stock, thereby aligning the interests of these officers with the Company's stockholders. Restricted stock units also provide an equity-based compensation that may not result in dilution of the Company's stockholders as such awards may be paid out in cash upon vesting. No awards of restricted stock or restricted stock units were granted in 2004.

Benefit Plans and Other Arrangements

Each of the named executives are eligible to participate in the Company's broad-based benefit programs generally available to its salaried employees, including the following:

•	Employee Stock Ownership Plan;

•	401(k) plan;

•	health, disability and life insurance programs.

The Company pays the premiums on (a) $600,000 term life insurance policies for Messrs. Neff, Lister and Zemel, and (b) $1,000,000 term life insurance policies for Messrs. Aslin and Tremblay.

The Company currently leases an automobile for both Mr. Tremblay and Mr. Neff.